                                                              FILE NO. 333-44173
                                                                  RULE 424(B)(3)




PROSPECTUS SUPPLEMENT NO. 1679                                    MARKET-MAKING TRANSACTIONS
(TO (A) FOR THE MEDIUM TERM NOTES (NO SERIES DESIGNATED) THE
PROSPECTUS DATED FEBRUARY 11, 1998, AND (B) FOR THE MEDIUM TERM
NOTES (SERIES B) (I) PROSPECTUS DATED JANUARY 29, 1998 AND (II)
PROSPECTUS SUPPLEMENT DATED MARCH 12, 1998.





                           MERRILL LYNCH & CO., INC.
                    MEDIUM-TERM NOTES (NO SERIES DESIGNATED)
                          MEDIUM-TERM NOTES (SERIES B)

     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML&Co. Inc. in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.
     As of March 27, 1998, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company have been issued and are currently outstanding as follows:



    From 9 Months but less than 12 Months             N/A


    From 12 Months but less than 18 Months      5.64% to 6.25%


    From 18 Months but less than 2 Years              N/A


    From 2 Years but less than 3 Years          5.83% to 6.77%


    From 3 Years but less than 4 Years          5.55% to 6.62%


    From 4 Years but less than 5 Years          6.375% to 7.25%


    From 5 Years but less than 6 Years          6.06% to 7.30%


    From 6 Years but less than 7 Years                N/A


    From 7 Years but less than 10 Years         6.75% to 7.00%


    10 Years or more                            6.70% to 8.125%




     MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).

* This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). In addition, the Company has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices.


Dated: April 21, 1998